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                                                                     Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                            DIAMETRICS MEDICAL, INC.

1.   The name of the corporation is Diametrics Medical, Inc.

2.   The following is the full and complete text of the first paragraph of
Article 3 of the Amended and Restated Articles of Incorporation of Diametrics Medical, Inc., as amended:

     "The total number of shares of capital stock which the corporation is authorized to issue shall be 50,000,000 shares, consisting of 45,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock")."

3. The foregoing amendment has been adopted pursuant to Chapter 302A of the Minnesota Business Corporation Act.

     IN WITNESS WHEREOF, the undersigned, the Secretary of Diametrics Medical, Inc., being duly authorized on behalf of Diametrics Medical, Inc., has executed this document on this 19th of July, 2001.



                                           /s/ Kenneth L. Cutler
                                           Secretary